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                                                                     EXHIBIT 3.1


                SECOND RESTATED CERTIFICATE OF INCORPORATION

                                     OF

                                CLARCOR INC.


     CLARCOR Inc., a corporation organized and existing under the laws of the State of Delaware (the "corporation"), hereby certifies as follows:


     1. The corporation was originally incorporated under the name of J. L. CLARK MANUFACTURING CORPORATION.


     The date of filing its original Certificate of Incorporation with the Secretary of State was March 3, 1969.


     On August 9, 1983 the corporation filed its Restated Certificate of Incorporation (the "First Restated Certificate of Incorporation") with the Secretary of State.


     2. This Second Restated Certificate of Incorporation ("Certificate of Incorporation") only restates and integrates and does not further amend the provisions of the First Restated Certificate of Incorporation of this corporation as heretofore amended or supplemented and there is no discrepancy between those provisions and the provisions of this Second Restated Certificate of Incorporation.



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     3.  The text of the First Restated Certificate of Incorporation as amended or supplemented heretofore is hereby restated without further amendments or changes to read as herein set forth in full:

                                ARTICLE FIRST
                                    NAME


                 The name of the corporation is CLARCOR Inc.


                               ARTICLE SECOND
                              REGISTERED OFFICE


     The registered office of the corporation in the State of Delaware is to be located at No. 100 West Tenth Street in the City of Wilmington, in the County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.


                                ARTICLE THIRD
                                  PURPOSES


     The purpose of the corporation is to engage in a general mercantile and manufacturing business and to engage in any and all other lawful acts and activities for which corporations may be organized under the General Corporation Law of the State of Delaware.


                               ARTICLE FOURTH
                          AUTHORIZED CAPITAL STOCK


     The total number of shares of all classes of capital stock which the corporation shall have the authority to issue is 31,300,000 shares which shall be divided into two classes as follows:

     1,300,000 shares of Preferred Stock (Preferred Stock) of the par value of $1.00 per share, and

     30,000,000 shares of Common Stock (Common Stock) of the


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par value of $1.00 per share.

     The designations, voting powers, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions of the above classes of stock shall be as follows:


                                     I.
                               PREFERRED STOCK

     SECTION 1. Shares of Preferred Stock may be issued in one or more series at such time or times, and for such consideration or considerations, as the Board of Directors may determine.

     SECTION 2. The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in this Certificate of Incorporation or any amendment thereto including, but not limited to, determination of any of the following:

     (a) the distinctive serial designation and the number of shares constituting a series;

     (b) the dividend rate or rates, whether dividends shall be cumulative and, if so, from what date, the payment date or dates for dividends, and the participating or other special rights, if any, with respect to dividends;

     (c) the voting powers, full or limited, if any, of the shares of such series;

     (d) whether the shares shall be redeemable and, if so, the price or prices at which, and the terms and conditions on which, the shares may be redeemed;

     (e) the amount or amounts payable upon the shares in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation prior to any payment or distribution of the assets of the corporation to any class or classes of stock of the corporation ranking junior to the Preferred Stock;

     (f) whether the shares shall be entitled to the benefit of a sinking or retirement fund to be applied to the


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purchase or redemption of shares of a series and, if so entitled, the amount of such fund and the manner of its application, including the price or prices at which the shares may be redeemed or purchased through the application of such fund;

     (g) whether the shares shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the corporation or any other corporation, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange; and

     (h) any other preferences, privileges and powers, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of this Certificate of Incorporation.

     SECTION 3. Shares of Preferred Stock which have been issued and reacquired in any manner by the corporation (excluding, until the corporation elects to retire them, shares which are held as treasury shares but including shares redeemed, shares purchased and retired and shares which have been converted into shares of Common Stock) shall have the status of authorized but unissued shares of Preferred Stock and may be reissued.


                                     II
                        SERIES B JUNIOR PARTICIPATING
                               PREFERRED STOCK


     SECTION 1. DESIGNATION OF SERIES; NUMBER OF SHARES. The series of Preferred Stock established hereby shall be designated the "Series B Junior Participating Preferred Stock" (the "Series B Preferred Stock") and the authorized number of shares constituting the Series B Preferred Stock shall be 300,000. Such number of authorized shares may be increased or decreased, from time to time, by resolution of the Board; provided, however, that no such decrease shall reduce the number of authorized shares of the Series B Preferred Stock to a number less than the number of shares of the Series B Preferred Stock then outstanding, plus the number of shares of the Series B Preferred Stock then reserved for issuance upon the exercise of any outstanding options, warrants or rights or the exercise of any conversion or exchange privilege contained in any outstanding security issued by the corporation.


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     SECTION 2.  DIVIDENDS AND DISTRIBUTIONS. (A) Subject to the rights of the holders of shares of any other series of the Preferred Stock (or shares of any other class of capital stock of the corporation) ranking senior to the Series B Preferred Stock with respect to dividends, the holders of shares of the Series B Preferred Stock, in preference to the holders of shares of Common Stock and of any other class of capital stock of the corporation ranking junior to the Series B Preferred Stock with respect to dividends, shall be entitled to receive, when, as and if declared by the Board out of funds legally available therefor, quarterly dividends payable in cash on the last Friday of January, April, July and October in each year (each such date being a "Dividend Payment Date"), commencing on the first Dividend Payment Date after the initial issuance of a share or fractional share of the Series B Preferred Stock, in an amount per share (rounded to the nearest whole cent) equal to the greater of
(a) $64 and (b) 100 times the aggregate per share amount of all cash dividends, plus 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions (other than a dividend payable in shares of Common Stock or a distribution in connection with the subdivision of the outstanding shares of Common Stock, by reclassification or otherwise), declared on the Common Stock since the immediately preceding Dividend Payment Date or, with respect to the first Dividend Payment Date, since the initial issuance of a share or fractional share of the Series B Preferred Stock. The multiple of 100 (the "Dividend Multiple") set forth in the preceding sentence shall be adjusted from time to time as hereinafter provided in this paragraph (A). In the event that the corporation shall at any time (i) declare or pay any dividend on the Common Stock payable in shares of Common Stock or (ii) effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then, in each such case, the Dividend Multiple thereafter applicable to the determination of the amount of dividends per share which the holders of shares of the Series B Preferred Stock shall be entitled to receive shall be the Dividend Multiple in effect immediately prior to such event multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

     (B) The Board shall declare, out of funds legally available therefor, a dividend or distribution on the Series B Preferred Stock, as provided in paragraph (A) of this Section 2, immediately after it has declared a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided, however, that, in the event that no dividend or distribution shall have been declared on the Common Stock during the period between any


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Dividend Payment Date and the next subsequent Dividend Payment Date, a dividend of $64 per share on the Series B Preferred Stock shall nevertheless be payable on such subsequent Dividend Payment Date.

     (C) Dividends shall begin to accrue and be cumulative on the outstanding shares of the Series B Preferred Stock from the Dividend Payment Date next preceding the date of issuance of such shares, unless such date of issuance shall be prior to the record date for the first Dividend Payment Date, in which case dividends on such shares shall begin to accrue and be cumulative from the date of issuance of such shares, or unless such date of issuance shall be after the close of business on the record date with respect to any Dividend Payment Date and on or prior to such Dividend Payment Date, in which case dividends on such shares shall begin to accrue and be cumulative from such Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on shares of the Series B Preferred Stock in an amount less than the total amount of dividends then accrued shall be allocated pro rata among such shares. The Board may fix a record date for the determination of the holders of shares of the Series B Preferred Stock entitled to receive payment of any dividend or distribution declared thereon, which record date shall be not more than the number of days prior to the date fixed for such payment permitted by applicable law.

     SECTION 3. VOTING RIGHTS. In addition to any other voting rights required by applicable law, the holders of shares of the Series B Preferred Stock shall have the following voting rights:

     (A) Each share of the Series B Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the corporation. The multiple of 100 (the "Voting Multiple") set forth in the preceding sentence shall be adjusted from time to time as hereinafter provided in this paragraph (A). In the event that the corporation shall at any time (i) declare or pay any dividend on the Common Stock payable in shares of Common Stock or (ii) effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then, in each such case, the Voting Multiple thereafter applicable to the determination of the number of votes per share to which the holders of shares of the Series B Preferred Stock shall be entitled shall be the Voting Multiple in effect immediately prior to such event multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately


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after such event and the denominator of which shall be the number of shares of
Common Stock that were outstanding immediately prior to such event.

     (B) Except as otherwise provided herein, in any Certificate of Designations establishing another series of the Preferred Stock (or any series of any other class of capital stock of the corporation) or by applicable law, the holders of the Series B Preferred Stock, the holders of the Common Stock and the holders of any other class of capital stock of the corporation having general voting rights shall vote together as a single class on all matters submitted to a vote of the stockholders of the corporation.

     (C) Except as otherwise provided herein or by applicable law, the holders of the Series B Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent provided in paragraph (B) of this Section 3) for the taking of any corporate action.

     SECTION 4.  CERTAIN RESTRICTIONS.

     (A) Whenever dividends or other distributions payable on the Series B Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on outstanding shares of the Series B Preferred Stock shall have been paid in full, the corporation shall not:

     (i) declare or pay dividends, or make any other distributions, on any shares of any class of capital stock of the corporation ranking junior (either as to dividends or upon liquidation, dissolution or winding up of the corporation) to the Series B Preferred Stock;

     (ii) declare or pay dividends, or make any other distributions, on any shares of any class of capital stock of the corporation ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up of the corporation) with the Series B Preferred Stock, except dividends paid ratably on the Series B Preferred Stock and all such parity stock on which dividends are accrued and unpaid in proportion to the total amounts to which the holders of all such shares are then entitled;

     (iii) redeem, purchase or otherwise acquire for consideration any shares of any class of capital stock of the corporation ranking junior (either as to dividends or upon liquidation, dissolution or winding up of the corporation) to the Series B Preferred Stock, except that the corporation may


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at any time redeem, purchase or otherwise acquire any shares of such junior stock in exchange for other shares of any class of capital stock of the corporation ranking junior (both as to dividends and upon dissolution, liquidation or winding up of the corporation) to the Series B Preferred Stock; or

     (iv) purchase or otherwise acquire for consideration any shares of the Series B Preferred Stock or any shares of any class of capital stock of the corporation ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up of the corporation) with the Series B Preferred Stock, or redeem any shares of such parity stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors of the corporation) to the holders of all such shares upon such terms and conditions as the Board of Directors of the corporation, after taking into consideration the respective annual dividend rates and the other relative powers, preferences and rights of the respective series and classes of such shares, shall determine in good faith will result in fair and equitable treatment among the respective holders of shares of all such series and classes.

     (B) The corporation shall not permit any subsidiary of the corporation to purchase or otherwise acquire for consideration any shares of any class of capital stock of the corporation unless the corporation could, under paragraph
(A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

     SECTION 5. REACQUIRED SHARES. Any shares of the Series B Preferred Stock purchased or otherwise acquired by the corporation in any manner whatsoever shall be retired and cancelled promptly after such purchase or acquisition. All such cancelled shares shall thereupon become authorized and unissued shares of Preferred Stock and may be reissued as part of any new series of the Preferred Stock, subject to the conditions and restrictions on issuance set forth in this Certificate of Incorporation of the corporation, as amended from time to time, in any Certificate of Designations establishing another series of the Preferred Stock (or any series of any other class of capital stock of the corporation) or in any applicable law.

     SECTION 6. LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any liquidation (whether voluntary or otherwise), dissolution or winding up of the corporation, no distribution shall be made (a) to the holders of shares of any class of capital stock of the corporation ranking junior (either as to dividends or upon liquidation, dissolution or winding up of the corporation) to the Series B Preferred Stock unless,


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prior thereto, the holder of each outstanding share of the Series B Preferred
Stock shall have received an amount equal to the accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (i) $100.00 and (ii) an aggregate amount, subject to adjustment as hereinafter provided in this Section 6, equal to 100 times the aggregate per share amount to be distributed to the holders of the Common Stock or (b) to the holders of shares of any class of capital stock of the corporation ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up of the corporation) with the Series B Preferred Stock, except distributions made ratably on the Series B Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event that the corporation shall at any time (a) declare or pay any dividend on the Common Stock payable in shares of Common Stock or (b) effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then, in each such case, the aggregate amount per share which the holders of shares of the Series B Preferred Stock shall thereafter be entitled to receive pursuant to clause (a)(ii) of the preceding sentence shall be the aggregate amount per share in effect pursuant to such clause immediately prior to such event multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

     SECTION 7. CONSOLIDATION, MERGER, ETC. In the event that the corporation shall be a party to any consolidation, merger, combination or other transaction in which the outstanding shares of Common Stock are converted or changed into or exchanged for other capital stock, securities, cash or other property, or any combination thereof, then, in each such case, each share of the Series B Preferred Stock shall at the same time be similarly converted or changed into or exchanged for an aggregate amount, subject to adjustment as hereinafter provided in this Section 7, equal to 100 times the aggregate amount of capital stock, securities, cash and/or other property (payable in kind), as the case may be, into which or for which each share of Common Stock is being converted or changed or exchanged. In the event that the corporation shall at any time
(a) declare or pay any dividend on the Common Stock payable in shares of Common Stock or (ii) effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by


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reclassification or otherwise than by payment of a dividend in shares of
Common Stock) into a greater or lesser number of shares of Common Stock, then, in each such case, the aggregate amount per share which the holders of shares of the Series B Preferred Stock shall thereafter be entitled to receive pursuant to the preceding sentence shall be the aggregate amount per share in effect pursuant to such sentence immediately prior to such event multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

     SECTION 8. NO REDEMPTION. The shares of the Series B Preferred Stock shall not be redeemable at any time.

     SECTION 9. RANK. Unless otherwise provided in the Certificate of Designations establishing another series of the Preferred Stock, the Series B Preferred Stock shall rank, as to the payment of dividends and the making of any other distribution of assets of the corporation, senior to the Common Stock, but junior to all other series of the Preferred Stock.

     SECTION 10. AMENDMENTS. The Certificate of Incorporation of the corporation shall not be amended in any manner which would materially alter or change the powers, preferences and rights of the Series B Preferred Stock so as to adversely affect any thereof without the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Series B Preferred Stock, voting separately as a single class.

     SECTION 11. FRACTIONAL SHARES. Fractional shares of the Series B Preferred Stock may be issued, but, unless the Board of Directors of the corporation shall otherwise determine, only in multiples of one one-hundredth of a share. The holder of any fractional share of the Series B Preferred Stock shall be entitled to receive dividends, participate in distributions, exercise voting rights and have the benefit of all other powers, preferences and rights relating to the Series B Preferred Stock in the same proportion as such fractional share bears to a whole share.

                                    III.
                                COMMON STOCK

     SECTION 1. Subject to the preferential rights of the Preferred Stock, the holders of the Common Stock shall be entitled to receive, to the extent permitted by law, such


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dividends as may be declared from time to time by the Board of Directors.

     SECTION 2. Except as may be otherwise required by law or this Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held by him of record on the books of the corporation on all matters voted upon by the Stockholders.


                                     IV.
                              OTHER PROVISIONS

     SECTION 1. Subject to the protective conditions and restrictions of any outstanding Preferred Stock, any amendment to this Certificate of Incorporation which shall increase or decrease the authorized capital stock of any class or classes may be adopted by the affirmative vote of the holders of a majority of the outstanding shares of the voting stock of the corporation.

     SECTION 2. No holder of Preferred or Common Stock shall have any right as such holder to purchase or subscribe for any security of the corporation now or hereafter authorized or issued. All such securities may be issued and disposed of by the Board of Directors to such persons, firms, corporations and associations for such lawful considerations, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any part thereof, to the holders of Preferred or Common Stock.


                                ARTICLE FIFTH
                        PROVISIONS RELATING TO DIRECTORS


     SECTION 1. NUMBER, ELECTION AND TERM. The number of directors which shall constitute the whole Board shall be not less than nine. The exact number of directors shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors. The directors shall be divided into three classes, as nearly equal in number as possible, with respect to the time for which they shall severally hold office. Directors of the First Class first chosen shall hold office for one year or until the first annual election; Directors of the Second Class first chosen shall hold office until the second annual election; and Directors of the Third Class shall hold office until the third annual election. In each annual election or adjournment thereof, the successors to the Class of Directors whose terms shall expire at that time


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shall be elected to hold office for terms of three years so that the term of office of one class of directors shall expire in each year. Each director elected shall hold office until his successor shall be elected and shall qualify.

     SECTION 2. NEWLY CREATED DIRECTORSHIPS AND VACANCIES. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the Annual Meeting of Stockholders at which the term of the class to which they have been elected expires.

     SECTION 3. REMOVAL. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 75% of all of the shares of the corporation entitled to vote for the election of directors.

     SECTION 4. AMENDMENT, REPEAL, ETC. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 75% of the shares of the corporation entitled to vote for the election of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article Fifth.

                                ARTICLE SIXTH
                                   BY-LAWS

     In furtherance and not in limitation of the powers conferred by statute, By-Laws may be made, altered or repealed by the Board of Directors.

                               ARTICLE SEVENTH
                                   BALLOTS

     Elections of directors need not be by ballot unless By-Laws of the corporation shall so provide.


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                               ARTICLE EIGHTH
                   VOTING REQUIREMENTS FOR CERTAIN SALES,
                             LEASES OR EXCHANGES

     The corporation may not sell, lease or exchange all or substantially all of its property and assets, unless authorized by the affirmative vote of the holders of two-thirds (2/3) of all the outstanding shares of stock having voting power.


                                ARTICLE NINTH
                               INDEMNIFICATION


A.  LIMITATION OF CERTAIN LIABILITY OF DIRECTORS.

     No director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of the corporation of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then, the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

B.  INDEMNIFICATION AND INSURANCE.

     (1) RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a


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



partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (2) hereof, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the corporation. The right to indemnification conferred in this Section B shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section B or otherwise. The corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

     (2) RIGHT OF CLAIMANT TO BRING SUIT. If a claim under paragraph (1) of this Section B is not paid in full by the corporation within thirty days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or


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


in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     (3) NON-EXCLUSIVITY OF RIGHTS. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section B shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Restated Certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     (4) INSURANCE. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.


                                ARTICLE TENTH
                              STOCKHOLDER ACTIONS

     Any action required or permitted to be taken by the Stockholders of the corporation must be effected at a duly called annual or special meeting of Stockholders of the corporation and may not be effected by any consent in writing by such Stockholders. Special meetings of Stockholders of the corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors, upon not less than 10 nor more than 50 days' written notice. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 75% of all of the shares of the corporation entitled to vote for the election of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article Tenth.


                              ARTICLE ELEVENTH
                             BUSINESS COMBINATIONS


     SECTION 1.  VOTE REQUIRED FOR CERTAIN BUSINESS COMBINATIONS.

     A. HIGHER VOTE FOR CERTAIN BUSINESS COMBINATIONS. In addition to any vote required by law or this Certificate of Incorporation except as otherwise expressly provided in section 2 of this Article Eleventh:

     (i) any merger or consolidation of the corporation or any Subsidiary (as hereinafter defined) with or into (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

     (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the corporation or any Subsidiary having an aggregate Fair Market Value of $1,000,000 or more; or

     (iii) the issuance or transfer by the corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more; or

     (iv) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or

     (v) any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder;

shall require the affirmative vote of the holders of at least 75% of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class (it being understood that, for the purposes of this Article Eleventh, each share of the Voting Stock shall have the number of votes granted to it pursuant to Article Fourth of this Certificate of Incorporation). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

     B. DEFINITION OF "BUSINESS COMBINATION." The term "Business Combination" as used in this Article Eleventh shall mean any transaction which is referred to in any one or more of clauses (i) through (v) of paragraph A of this section 1.

     SECTION 2. WHEN HIGHER VOTE IS NOT REQUIRED. The provisions of section 1 of this Article Eleventh shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Certificate of Incorporation, if all of the conditions specified in either of the following paragraphs A and B are met:

     A. APPROVAL BY CONTINUING DIRECTORS. The Business Combination shall have been approved by two-thirds of the Continuing Directors (as hereinafter defined).

     B. PRICE AND PROCEDURE REQUIREMENTS. All of the following conditions shall have been met:

     (i) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest of the following:

     (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it (i) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Stockholder, whichever is higher; and

     (b) the Fair Market Value per share of Common Stock on the first trading date after the Announcement Date or on the first trading date after the date of the first public announcement that the Interested Stockholder became an Interested Stockholder (the "Determination Date"), whichever is higher.

     (ii) The aggregate amount of the cash and the Fair Market Value as of the date of consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock (other than the Institutional Voting Stock, as hereinafter defined) shall be at least equal to the highest of the following (it being intended that the requirement of this paragraph B(ii) shall be required to be met with respect to every class of outstanding Voting Stock (other than Institutional Voting Stock), whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):

     (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it (1) within the two-year period immediately prior to the Announcement Date or
(2) in the transaction in which it became an Interested Stockholder, whichever is higher;

     (b) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation; and

     (c) the Fair Market Value per share of such class of Voting Stock on the first trading date after the Announcement Date or on the Determination Date, whichever is higher.

     (iii) The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it.

     (iv) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination: (a) except as approved by two-thirds of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Stock; (b) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by two-thirds of the Continuing Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by two-thirds of the Continuing Directors; and (c) such Interested Stockholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

     (v) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a Stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

     (vi) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public Stockholders of the corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

     SECTION 3.  CERTAIN DEFINITIONS.  For the purposes of this Article
Eleventh:

     A. A "person" shall mean any individual, firm, corporation or other entity.

     B. "Interested Stockholder" shall mean any person (other than the corporation or any Subsidiary) who or which:

     (i) is the beneficial owner, directly or indirectly, of more than 10% of the outstanding Voting Stock; or

     (ii) is an Affiliate of the corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the then outstanding Voting Stock; or

     (iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

     C.  A person shall be a "beneficial owner" of any Voting Stock:

     (i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

     (ii) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

     (iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

     D. For the purposes of determining whether a person is an Interested Stockholder pursuant to paragraph B of this section 3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph C of this section 3 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

     E. "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on March 4, 1983.

     F. "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph B of this section 3, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the corporation.

     G. "Continuing Director" means any member of the Board of Directors of the corporation (the "Board") who is unaffiliated with the Interested Stockholder and was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director who is unaffiliated with the Interested Stockholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.

     H. "Fair Market Value" means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board in good faith.

     I. "Institutional Voting Stock" shall mean any class of Voting Stock which was issued to and continues to be held solely by one or more insurance companies, pension funds, commercial banks, savings banks or similar financial institutions or institutional investors.

     J. In the event of any Business Combination in which the corporation survives, the phrase "consideration other than cash to be received" as used in paragraphs B(i) and (ii) of section 2 of this Article Eleventh shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

     K. A majority of the Continuing Directors shall have the power and duty to determine for the purposes of this Article Eleventh, on the basis of information known to them after reasonable inquiry, (A) whether a person is an Interested Stockholder, (B) the number of shares of Voting Stock beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another, (D) whether a class of Voting Stock is Institutional Voting Stock and
(E) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the corporation or any Subsidiary in any Business Combination, has, an aggregate Fair Market Value of $1,000,000 or more.

     SECTION 4. NO EFFECT ON FIDUCIARY OBLIGATIONS OF INTERESTED STOCKHOLDERS. Nothing contained in this Article Eleventh shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

     SECTION 5. AMENDMENT, REPEAL, ETC. Notwithstanding any other provisions of this Certificate of Incorporation or the By-Laws of the corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws of the corporation), the affirmative vote of the holders of 75% or more of the shares of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, or repeal, or to adopt any provision inconsistent with, this Article Eleventh.

     4. This Second Restated Certificate of Incorporation was duly adopted by the Board of Directors in accordance with Section 245 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said CLARCOR Inc. has caused this certificate to be signed by Lawrence E. Gloyd, its Chairman of the Board and Chief Executive Officer, and attested by Marcia S. Blaylock, its Secretary, this 22nd day of June, 1998.




                                                CLARCOR INC.



                                                By /s/ Lawrence E. Gloyd
                                                   --------------------------
                                                   Chairman of the Board and
                                                    Chief Executive Officer




ATTEST:


By /s/ Marcia S. Blaylock
   ----------------------
         Secretary